Exhibit 99.1

ENERGY FOCUS, INC. REPORTS THIRD QUARTER 2009 RESULTS

SOLON, Ohio, November 16, 2009 — Energy Focus, Inc. (NASDAQ: EFOI) today announced financial results for the third quarter ended September 30, 2009.
Financial and operating highlights include the following:

•	Net sales from continuing operations of $3.0 million for the third quarter 2009 decreased 9.1%, with respect to second quarter 2009 net sales from continuing operations of $3.3 million and 47.4% versus third quarter 2008 net sales from continuing operations of $5.7 million.

•	Cash utilization increased during the third quarter of 2009 to $2.3 million, compared to $1.2 million for the second quarter of 2009 and a cash accretion of $193,000 for the third quarter of 2008. The company finished the third quarter with cash in the amount of $3.3 million (which includes $0.2 million of cash belonging to its German subsidiary, which has been classified as discontinued operations in its consolidated financial statements) and total shareholders’ equity of $9.5 million.

•	The net loss in the quarter was $2.7 million ($0.17 per share) compared to a net loss of $2.3 million ($0.16 per share) in the second quarter of 2009, an increase of $269,000.

•	Operating expenses were reduced $181,000 (net of a restructuring expense of $125,000) for the quarter compared to the second quarter of 2009 and $428,000, or 13.4% compared to the third quarter of 2008. Continued reductions in expenses are expected in Q4.

“Sales are running about 47% year over year and, unfortunately, are not expected to improve soon given that the principal source of these sales is our legacy businesses that are so dependent on new residential and commercial construction — in particular our pool business that is tied strongly to new construction in the residential housing market”, said Joe Kaveski, Energy Focus CEO. “This underlines the appropriateness of our strategy to exit these businesses and refocus the company’s resources to provide turnkey lighting energy services to the growing public sector existing building market.”

“We spent $2.3 million cash this quarter which included expenses of about $1.0 million for restructuring and debt pay down, as well as legal and accounting fees associated with our rights offering, acquisition and divestiture efforts. Cash use for normal operations of $1.3 million declined about $100,000 compared to the last quarter due to continued reductions in overhead,” continued Mr. Kaveski. “Cash usage for normal operations is expected to continue to decline in the fourth quarter with continued improvements in efficiency.”

“In addition we’ve made significant progress on our plan to acquire a lighting retrofit business with the successful completion of our rights offering which will provide funding for the acquisition,” added Mr. Kaveski. “We’ve recently received an additional $3.2 million in new government contracts and have made our first sales through the GSA Federal Supply Schedule.”

Energy Focus, Inc. management will host a conference call today, Monday, November 16th at 4:30 p.m. EDT (1:30 p.m. PDT) to review the third quarter, 2009 financial results and other corporate events, followed by a Q & A session. Dialing 1-877-604-9668 (US/Canada) or 1-719-325-4812 (international/local) can access the call. The conference ID number is 6142751. Participants are asked to call the assigned number approximately ten minutes before the conference call begins.

The conference call will also be available over the Internet at http://www.energyfocusinc.com/investors/events/category/investors in the Investor Relations area of the site. A replay of the conference call will be available two hours after the call for the following seven days by dialing 1-877-604-9668 (US/Canada) or 1-719-325-4812 (international/local) and entering the following pass code: 6142751. Also, an instant replay of the conference call will be available over the Internet at http://www.energyfocusinc.com/investors/events/category/investors on November 16, 2009 and will remain available for one year in the Investor Relations area of the site.

About Energy Focus

Energy Focus, Inc. is a leading supplier of energy efficient lighting solutions. These solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the United States Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the United States Navy fleet and the next generation Very High Efficiency Solar Cell. Customers include supermarket chains, the United States government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Pleasanton, CA, the United Kingdom, and Germany. For more information, see http://www.efoi.com.
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our future business outlook, our products, our solutions, and our/or our work with leading customers including governmental agencies. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. For more information about potential factors that could affect Energy Focus financial results, please refer to the Company’s SEC reports, including its Annual Report on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

Media Contact:	Investor Contact:
Energy Focus, Inc., Public Relations Office (440) 715-1295 pr@efoi.com	CleanTech IR, Inc. 310-541-6824 btanous@cleantech-ir.com

ENERGY FOCUS, INC.
CONDENSED
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,839	$10,568
Restricted cash held in certificates of deposit	1,300	—
Accounts receivable trade, net	1,195	2,617
Inventories, net	4,675	5,539
Prepaid and other current assets	579	311
Current assets of discontinued operations	720	—

Total current assets	10,308	19,035
Fixed assets net	3,270	4,459
Other assets	—	142
Total assets	$13,578	$23,636

LIABILITIES
Current liabilities:
Accounts payable	$1,268	$2,644
Accrued liabilities	1,295	1,602
Deferred revenue	28	191
Credit line borrowings	1,289	1,904
Current portion of long-term bank borrowings	—	54
Current liabilities of discontinued operations	133	—

Total current liabilities	4,013	6,395
Other deferred liabilities	7	81
Long-term bank borrowings	70	245

Total liabilities	4,090	6,721
SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2009 and 2008
Issued and outstanding: no shares is 2009 and 2008
Common stock, par value $0.0001 per share:
Authorized: 30,000,000 shares in 2009 and 2008
Issued and outstanding: 15,079,0000 in 2009 and 14,835,000 in 2008	1	1
Additional paid-in capital	66,476	65,865
Accumulated other comprehensive income	347	377
Accumulated deficit	(57,336)	(49,328)
Total shareholders’ equity	9,488	16,915
Total liabilities and shareholders’ equity	$13,578	$23,636

ENERGY FOCUS, INC.
CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales	$3,023	$5,691	$8,871	$16,526
Cost of sales	2,700	3,912	7,508	11,838

Gross profit	323	1,779	1,363	4,688
Operating expenses:
Research and development	(61)	194	270	599
Sales and marketing	1,429	1,710	4,549	6,288
General and administrative	1,408	1,300	3,845	4,018
Restructuring	125	—	125	—

Total operating expenses	2,901	3,204	8,789	10,905

Loss from operations	(2,578)	(1,425)	(7,426)	(6,217)
Other income (expense):
Other (expense) income	(88)	(40)	79	(30)
Interest (expense) income	(21)	31	(61)	81

Loss from continuing operations before income taxes	(2,687)	(1,434)	(7,408)	(6,166)
Provision for income taxes	—	(40)	—	(120)

Net loss from continuing operations	$(2,687)	$(1,474)	$(7,408)	$(6,286
Discontinued operations:
Income (loss) from operations of discontinued operations	69	(110)	(600)	(386)
Provision for income taxes	—	—	—	—

Income (loss) from discontinued operations	69	(110)	(600)	(386)

Net loss	$(2,618)	$(1,584)	$(8,008)	$(6,672)

Net loss per share — basic and diluted	$(0.17)	$(0.11)	$(0.54)	$(0.48)

Shares used in computing net loss per share -
basic and diluted	15,079	14,832	14,946	13,950